Exhibit 99.3

Contact:
Laurie W. Little
Valeant Pharmaceuticals949-461-6002
laurie.little@valeant.com

VALEANT SELLS CERTAIN BUSINESS OPERATIONS IN EUROPE FOR $392 MILLION

•	Operations in Western Europe, Eastern Europe including Russia, and certain export markets had approximately $180 million in 2007 annual revenues
•	Central Europe operations not included in the transaction

ALISO VIEJO, Calif., August 4, 2008 – Valeant Pharmaceuticals International (NYSE:VRX) announced today that it had agreed to sell its business operations located in Western Europe, Eastern Europe including Russia, and certain export markets to Meda AB, an international specialty pharmaceutical company located in Stockholm, Sweden.  Under the terms of the agreement, Meda will pay $392 million in cash for the Valeant subsidiaries in those markets, and the rights to all products and licenses currently marketed by Valeant  in the divested region.

Excluded from this transaction are Valeant’s Central European operations, defined as the business in Poland, Hungary, Slovakia and Czech Republic, which had combined revenues in 2007 of approximately $120 million and an operating income percentage of approximately 35%.

“We are very pleased to be able to accomplish one of our six strategic initiatives this early in the process and believe we have executed a mutually advantageous transaction with Meda,” stated J. Michael Pearson, chairman and chief executive officer of Valeant.  “Our focus is the North American market and we believe that this transaction will enable Valeant to better focus on its key strategic markets and products.”

“We are still considering all options with respect to our Central European operations,” continued Pearson. “This business continues to grow and has many market opportunities to expand from its strong regional base.”

The transaction is subject to customary closing conditions including anti-trust review. Goldman, Sachs & Co. served as financial advisor to Valeant and Skadden, Arps, Slate, Meagher & Flom LLP provided legal advice.

About Valeant

Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant, including our ability to successfully consummate the contemplated transactions with Meda AB and divest our designated operations in Western Europe, Eastern Europe including Russia, and certain export markets, and the prospects of our Central European operations.  These statements are based upon the current expectations and beliefs of Valeant’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions, the receipt of regulatory approvals with respect to the transaction with Meda and the risk factors and other cautionary statements discussed in Valeant’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on any of the forward-looking statements in this press release, which speak only as of the date of this press release. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

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